Exhibit 5

Execution Version

March 14, 2021

Eagle Parent Holdings L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Agreement”) entered into concurrently herewith by and among Extended Stay America, Inc., a Delaware corporation (the “Company”), ESH Hospitality, Inc., a Delaware corporation (“Hospitality”), Eagle Parent Holdings L.P., a Delaware limited partnership (“Parent”), Eagle Merger Sub 1 Corporation, a Delaware corporation (“MergerCo 1”), and Eagle Merger Sub 2 Corporation, a Delaware corporation (“MergerCo 2”). Capitalized terms used and not otherwise defined herein and the terms “affiliate” and “person” have the meanings ascribed to them in the Agreement.

1.	Starwood Distressed Opportunity Fund XII Global, L.P. (the “Cash Sponsor”) agrees that subject to (a) the terms and conditions of this letter, (b) the satisfaction or waiver by Parent of all of the conditions set forth in Sections 8.1 and 8.2 of the Agreement, (c) the concurrent consummation of the Closing in accordance with the terms of the Agreement and (d) the substantially simultaneous funding by the Blackstone Investor (as defined below) of the amount required to be funded pursuant to the Blackstone Equity Commitment Letter (as defined below) (as such amount may be reduced in the manner contemplated by the Blackstone Equity Commitment Letter and the Interim Investors Agreement (as defined below)) (provided that this clause (d) shall not fail to be satisfied if the Blackstone Investor affirms that it is ready, willing and able to satisfy, its obligations under the Blackstone Equity Commitment Letter) (clauses (a)-(d), the “Conditions”), the Cash Sponsor will cause Parent to be capitalized with up to an aggregate of $2,624,461,833 in cash (the “Cash Equity Commitment”) solely for the purpose of funding, and to the extent necessary to fund, 50% of the sum of (i) the Merger Consideration pursuant to and in accordance with the Agreement and (ii) costs and expenses related to the transactions contemplated by the Agreement. Under no circumstances shall the Cash Sponsor be obligated to contribute to Parent more than the Cash Equity Commitment. The amount of the Cash Equity Commitment to be funded under this letter shall be reduced by (x) 50% of the excess of the net proceeds (i.e., after payment of fees and expenses, including, without limitation, financing fees and transfer taxes) received by Parent, any of its subsidiaries, the Paired Entities or any of the Paired Entities Subsidiaries pursuant to the Debt Financing, over the amount of reserves required to be established pursuant to the Debt Financing and (y) the Rollover Commitment (as defined below).

2.	SAR Public Holdings, L.L.C. (the “Rollover Sponsor”) agrees that, immediately prior to the Effective Time, subject to the Conditions, the Rollover Sponsor will transfer, contribute and deliver to Parent 16,694,265 Paired Shares (the “Rollover Shares”), free and clear of all Encumbrances, in exchange for equity interests in Parent as described in the Interim Investors Agreement. To the extent any of the Rollover Shares are represented by a stock certificate, the Rollover Sponsor shall deliver to Parent certificate(s) or other evidence representing such Rollover Shares, endorsed in blank (or together with duly executed stock powers), and, with respect to Rollover Shares not represented by a stock certificate, evidence representing transfer of the Rollover Shares to Parent, in each case in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Rollover Shares prior to the Effective Time. The “Rollover Commitment” shall equal the number of Rollover Shares transferred, contributed and delivered to Parent pursuant to the immediately preceding sentence multiplied by $19.50. The Cash Equity Commitment, together with the Rollover Commitment, is referred to herein as the “Equity Commitment”).

3.	The Cash Sponsor’s and the Rollover Sponsor’s (collectively, the “Sponsor”) obligation to fund or to transfer, contribute and deliver, as the case may be, the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing, (b) the termination of the Agreement in accordance with its terms, and (c) the assertion by the Company, Hospitality or any of their affiliates or Representatives in any litigation or other proceeding of any claim under (i) this letter, (ii) the Guaranty of even date herewith of the Sponsor (as it may be amended from time to time, the “Sponsor Guaranty”), (iii) the Equity Commitment Letter of even date herewith of Blackstone Real Estate Partners IX L.P. (the “Blackstone Investor” and such Equity Commitment Letter, the “Blackstone Investor Equity Commitment Letter”), (iv) the Guaranty of even date herewith of the Blackstone Investor (the “Blackstone Investor Guaranty”) or (v) otherwise against the Sponsor, Blackstone Investor, Parent, MergerCo 1, MergerCo 2, any assignees thereof permitted under the Agreement or any Non-Recourse Party (as defined below or as defined in the Blackstone Investor Equity Commitment Letter) in connection with the Agreement or any of the transactions contemplated hereby or thereby.

4.	This letter may only be enforced by Parent at the direction of the Sponsor, and nothing in this letter, express or implied, shall be construed to confer upon or give to any other person (including the Company, Hospitality, Parent, MergerCo 1, MergerCo 2 or any assignees thereof permitted under the Agreement or any direct or indirect creditor of any of the foregoing), other than the parties hereto and their respective successors or permitted assigns, any rights to enforce the Equity Commitment or cause Parent to enforce the Equity Commitment or any other provisions of this letter. The exercise by Parent of any right to enforce this letter does not give rise to any other remedies, monetary or otherwise.

5.	To the extent permitted by the Interim Investors Agreement of even date herewith by and among Sponsor, the Blackstone Investor and Parent (the “Interim Investors Agreement”) the Sponsor shall be entitled to assign its rights and delegate its obligations hereunder to one or more affiliates that agrees to assume the Sponsor’s obligations hereunder, provided that the Sponsor shall not be relieved from its obligations hereunder, and the Cash Sponsor shall be entitled to assign its rights and delegate its obligations hereunder to the Blackstone Investor to the extent the Blackstone Investor agrees to assume the Cash Sponsor’s obligations hereunder. Except as set forth in the immediately preceding sentence, the Sponsor may not assign its rights or delegate its obligations hereunder.

6.	Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding that the Sponsor or its general partner (or any assignee permitted hereunder) may be a limited partnership or limited liability company, by its acceptance of the benefits of this letter, Parent agrees that no person has any liability or, other than the Sponsor, any obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that neither Parent nor any of its affiliates has any right of recovery under this letter, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this letter, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability shall attach to, be imposed on, or otherwise be incurred by the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, successors or assignees of the Sponsor or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing (collectively, the “Non-Recourse Parties”), through the Sponsor or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent or its assigns permitted under the Agreement against the Sponsor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether based in contract, tort or otherwise. Recourse against the Sponsor under this letter or the Interim Investors Agreement shall be the sole and exclusive remedy of Parent and all of its affiliates against the Sponsor and the Non-Recourse Parties in respect of any liabilities arising under, or in connection with, the Agreement or the transactions contemplated by the Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or in equity, in contract, tort or otherwise. Parent hereby agrees that it shall not institute, and shall cause its affiliates not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, the Agreement, the Interim Investors Agreement, the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, against the Sponsor or any Non-Recourse Party, except for claims solely against the Sponsor under and to the extent expressly provided in this letter or the Interim Investors Agreement and subject to the limitations described herein and therein. Nothing set forth in this letter shall confer or give or shall be construed to confer or give to any person other than Parent (including any person acting in a representative capacity) any rights or remedies against any person including the Sponsor, except as expressly set forth herein.

7.	Concurrently with the execution and delivery of this letter, the Sponsor is executing and delivering to the Company the Guaranty related to certain payment obligations of Parent under the Agreement. The remedies of the Company against the Sponsor under the Guaranty are, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company or any of its affiliates against the Sponsor and any Non-Recourse Party. In the event the Equity Commitment is not funded in accordance with the terms of this letter, neither Parent, its assigns permitted under the Agreement, the Company, Hospitality nor any other person shall have, and no person is intended to have, any right of recovery against the Sponsor or any Non-Recourse Party in connection with this letter or the Agreement and the transactions contemplated hereby or thereby (including in the event any of Parent, MergerCo 1 or MergerCo 2 breaches its obligations under the Agreement, whether or not any such breach is caused by the Sponsor’s breach of its obligations under this letter), except for (i) claims by the Company against the Sponsor under the Guaranty to the extent provided in the Guaranty and subject to the limitations described therein, and (ii) claims by Parent or the Blackstone Investor against the Sponsor under the Interim Investors Agreement to the extent provided in the Interim Investors Agreement and subject to the limitations described therein. Notwithstanding the foregoing, the Company and Hospitality shall be entitled to all rights and remedies it may have against any party under the Confidentiality Agreement subject to and in accordance with the terms and conditions thereof.

8.	This letter is being provided to Parent solely in connection with the Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement, the Guaranty, the Interim Investors Agreement and the Blackstone Investor Equity Commitment Letter) by Parent, except with the written consent of the Sponsor; provided, that no such written consent is required for any disclosure of the existence or terms of this letter to the parties to the Agreement or their Representatives, in the Joint Proxy Statement or to the extent required by applicable Law, the applicable rules of any national securities exchange, if required in connection with any required filing or notice with any Governmental Entity relating to the Agreement or the transactions contemplated thereby or in connection with the enforcement of this letter.

9.	All disputes, claims or controversies arising out of or relating to this letter, or the negotiation, validity or performance of this letter, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery in the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this letter, or the negotiation, validity or performance of this letter, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

10.	Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this letter or the transactions contemplated by this letter. Each party to this letter certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this paragraph.

11.	Except as provided for herein for the benefit of the Non-Recourse Parties, the parties hereto agree that the provisions of this letter are solely for the benefit of the other party hereto, and this letter is not intended to, and does not, confer upon any of the Company, Hospitality or any other person (including any creditor of the Company or Hospitality or any of Parent, MergerCo 1, MergerCo 2 or any assignees thereof permitted under the Agreement) other than the parties hereto any rights or remedies under or by reason of this letter.

12.	Together with the Interim Investors Agreement, this letter constitutes the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements, understandings and statements, both written and oral, between the parties hereto.

13.	This letter may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto. This letter may be executed in two or more counterparts which together shall constitute a single agreement.

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STARWOOD DISTRESSED OPPORTUNITY FUND XII GLOBAL, L.P.

By: Starwood XII Management, L.P., its general partner

By: Starwood XII Management GP, L.L.C., its general partner

By:	/s/ Akshay Goyal
	Name:	Akshay Goyal
	Title:	Senior Vice President

SAR PUBLIC HOLDINGS, L.L.C.

By: SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P., its members

By: Starwood XI Management Holdings GP, L.L.C., their general partner

By:	/s/ Akshay Goyal
	Name:	Akshay Goyal
	Title:	Senior Vice President

[Signature page to Starwood Equity Commitment Letter]

Accepted and Agreed to

as of the date written above

EAGLE PARENT HOLDINGS L.P.

By:	/s/ Scott Trebilco
	Name:	Scott Trebilco
	Title:	Managing Director and Vice President

By:	/s/ Akshay Goyal
	Name:	Akshay Goyal
	Title:	Senior Vice President

[Signature page to Starwood Equity Commitment Letter]